Exhibit (1)

CERTIFICATE OF RESOLUTIONS
UNIVERSAL LIFE INSURANCE COMPANY

The undersigned, in my capacity as Secretary of UNIVERSAL LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”) hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation on August 25, 2004.

RESOLVED, that Article Four of the Certificate of Incorporation of this corporation be, and hereby is, amended so that it reads as follows:

FOUR: The nature of the business proposed to be transacted, promoted and carried on for pecuniary profit is that of operating and insurance company in the classes of insurance described in this Article, within the provisions of the Insurance Code of Commowealth of Puerto Rico and in accordance with the regulations issued by the Commissioner of Insurance of the Commonwealth of Puerto Rico; to prepare and issue participating and nonparticipating contract in the classes of insurance described herein and to solicit, receive, approve or disapprove applications for any such insurances, to establish rates, commissions, salaries and other remunerations, to enter into reinsurance agreements as may be deemed advisable.

The classes of insurance to be transacted, promoted and carried on are:

(a)	Life insurance as authorized and defined by the Insurance Code of Puerto Rico.

(b)	Disability insurance as authorized and defined by the Insurance Code of Puerto Rico.

(c)	Individual Retirement Annuities as authorized and defined by the Insurance Code of Puerto Rico.

(d)	Variable Annuities and the establishment of separate accounts as authorized by the Insurance Code of Puerto Rico.

WITNESS WHEREOF, the undersigned has executed this Certificate of Resolutions on this  1  day of December, 2021.

UNIVERSAL LIFE INSURANCE COMPANY
[SEAL]
	By:	/s/ Josely Vega Maldonado
	Name:	Josely Vega Maldonado
	Title:	Secretary